Exhibit 10.44

BUSINESS PARTNERSHIP AGREEMENT

This Business Partnership Agreement (this "Agreement") is entered into as of March 10th, 2016 ("Effective Date") by and between Lenovo PC HK Limited ("Lenovo") a company organized and existing under the laws of Hong Kong with its office located at 23/F, Lincoln House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong, and LifeMed ID, Inc – ("Partner" or "LifeMed") a company organized and existing under the laws of California with its office located at 6349 Auburn Blvd., Citrus Heights, CA 95621.  Each of Lenovo and Partner is referred to herein as a "Party" and are collectively referred to herein as the "Parties".
WHEREAS, Partner is in the software business of patient and consumer identity and payment authentication, including but not limited to those other services outlined on Partner's web and marketing materials;
WHEREAS, Lenovo is in the business of developing, manufacturing and marketing various personal equipment, including but not limited to computers, mobile devices, and consumer and commercial products;
WHEREAS, Partner and Lenovo desire to enter into this Agreement setting forth the terms pursuant to which Partner will offer software and services which may be preloaded on Lenovo Products or downloaded for use by End Users;
WHEREAS, Partner owns certain trademarks and service marks, to be identified by Partner (the "Licensed Marks"), for use in connection with Partner's software; and
WHEREAS, Lenovo wishes to use the Licensed Marks in connection with the terms and conditions set forth herein, and Partner is willing to grant Lenovo a license to use the Licensed Marks under these terms and conditions.
NOW, THEREFORE, subject to the terms and conditions set forth herein, the Parties intending to be mutually bound, hereby agree as follows:
1. Definitions.
1.1     "Affiliates" means entities that control, are controlled by, or are under common control with, a Party to this Agreement.
1.2     "Bundled System" means an identified Lenovo Product installed with Software and other identified 3rd party hardware or software in accordance with the terms of this Agreement.
1.3     "Covenant Period" means any period during which Partner supplies and/or has a contract to supply goods or services directly or indirectly to or for Lenovo.
1.4     "Covenanted Product" means any Bundled System designed by, manufactured by or for, used by, imported by and/or sold or offered for sale by Lenovo during any Covenant Period.

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1.5     "Effective Date" has the meaning ascribed to this term in the first paragraph of this Agreement.
1.6     "Electronic Self-Help" means a process where Partner electronically disables, removes, or otherwise prevents the use of its software product without the End User's cooperation or consent.
1.7     "Deliverables" means items that Partner prepares for or provides to Lenovo as described in this Agreement and any relevant attachments, appendices or exhibits specifically referenced in this Agreement.  Deliverables include Software.
1.8     "End User" means an end-user (not a reseller or sub-licensor) of a Lenovo Product.
1.9     "End User Agreement" means the agreement between Partner and End User for use of Software and Services.
1.10     "Harmful Code" means any computer code, programming instruction, set of instructions (including but without limitation, self-replicating and self-propagating programming instructions commonly called viruses and worms) or the like with the ability to damage, interfere, or otherwise adversely affect computer programs, data files, or hardware, without the consent or intent of the user of the Software and/or Lenovo Product.
1.11     "Lenovo Product" means Lenovo's and Lenovo Affiliates' products which may include personal computer products and devices.
1.12     "Lenovo Report" means the report to be submitted by Lenovo to Partner as described in Exhibit B.
1.13     "Licensed Marks" means the name(s), logos, trade names, service names, trademarks, and/or service marks used, owned by or licensed to Partner to identify and/or promote the Deliverables and Services, including any portions thereof.
1.14     "Partner Material(s)" means Partner Licensed Marks and Deliverables as described in Exhibit A.
1.15     "Partner Report" means the report to be submitted by Partner to Lenovo as described in Exhibit B.
1.16     "Personal Data" means any information that may identify an individual, including Protected Health Information as defined under the U.S.  Health Insurance Portability and Accountability Act (HIPAA) and Health Information Technology for Economic and Clinical Health Act (HITECH)
1.17     "Personnel" means agents, employees or subcontractors engaged or appointed by Lenovo or Partner.

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1.18     "Services" means (A) supporting services of Software provided by Partner to Lenovo or End Users; and/or (B) information services provided by Partner to End Users through internet, paid or unpaid, including files or content that can be accessed or downloaded through the usage of Software, as described in Exhibit A.
1.19     "Software" means the software created or supplied by Partner for which Partner owns or is licensed to any and all the rights to grant license to Lenovo under this Agreement, as described in Exhibit A.  Software includes Updates.
1.20     "Term" means the duration of this Agreement, commencing on the Effective Date including any applicable "wind down period".
1.21     "Territory" refers to countries and territories identified in Exhibit A.
1.22     "Updates" means maintenance releases (e.g., containing bug fixes or other minor improvements) which are developed and released by Partner or its authorized contractors during the Term.
2. Rights in Deliverables and Exclusivity.
2.1     Grant of Usage Rights for Manufacturing.  During the Term Partner grants to Lenovo and its Affiliates, an exclusive (within scope), royalty-free, non-transferable worldwide license to use, execute, preload, and reproduce, Deliverables solely as part of a Bundled System. This license includes the right of Lenovo to sublicense such rights to its subcontractors, and service providers solely for the purpose of Lenovo fulfilling its obligations and exercising its rights under this Agreement.
1.     Grant of Rights to Distribute. During the Term and in the Territory, Partner grants to Lenovo and its Affiliates, an exclusive (within scope), royalty-free, non-transferable license to market and distribute Deliverables solely as part of a Bundled System. This license includes the right of Lenovo to sublicense such rights to its subcontractors, and service providers for the purpose of Lenovo fulfilling its obligations and exercising its rights under this Agreement. The Parties agree that the rights granted in this Section 2 include the right of Lenovo to distribute the Software through a dynamic application delivery solution which may be operated by a third party under contract with Lenovo. .
2.     Exclusivity. During the Term of the agreement, Lenovo will be LifeMed ID's exclusive computer/tablet hardware partner in the Territory for running the LifeMed ID patient and consumer identity software as part of hardware / software bundled offering. During the term of the Agreement, Lenovo agrees that Partner shall be their exclusive provider of patient identity software in the Territory.
2.2     Names and Trademarks.  During the Term and in the Territory, Partner grants Lenovo an exclusive (within scope), perpetual, irrevocable, paid-up license to use the names and trademarks Partner uses to identify the Software for Lenovo's marketing of the Software and its derivative works and Bundled Systems.  If Partner objects to Lenovo's improper use of Partner's names or trademarks, Lenovo will take all reasonable steps necessary to resolve Partner's objections.  Partner may reasonably monitor the quality of Licensed Work bearing its trademark under this license.  Any goodwill attaching to Lenovo's trademarks, service marks, or trade names belongs to Lenovo and this Agreement does not grant Partner any right to use them.

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During the Term and in the Territory Lenovo grants an exclusive (within scope), perpetual, irrevocable, paid-up license to use the names and trademarks Lenovo uses to identify the Lenovo product for Partner's marketing of the Bundled Systems.  If Lenovo objects to Partner's improper use of Lenovo's names or trademarks, Partner will take all reasonable steps necessary to resolve Lenovo's objections.  Lenovo may reasonably monitor the quality of marketing materials bearing its trademark under this license.  Any goodwill attaching to Partner's trademarks, service marks, or trade names belongs to Partner and this Agreement does not grant Lenovo any right to use them.
2.3     Patents.  During the Term. Partner grants to Lenovo a nonexclusive worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Partner to make, have made, use, have used, and otherwise transfer the Deliverables and use the Services to the extent authorized in this Agreement. However, the License grant to sell, have sold and distribute is limited to the Territory, never provided or sold to a direct or indirect competitor of LifeMed ID and only for use with a LifeMed ID solution.

2.4     Non-Assertion.  As partial, material consideration for this Agreement, Partner covenants that, during any Covenanted Period, it will not (i) assert any claim of patent infringement against Lenovo, or against any Lenovo Affiliate, customer, end user, or supplier, for any Covenanted Product, or (ii) aid, encourage, cooperate with, or support any entity in asserting such a claim.  Partner may suspend this covenant with respect to any entity which first asserts any patent infringement claim against Partner including Lenovo and its Affiliates.  This section does not preclude Partner from bringing any claim against Lenovo's customers/end users for breach of the terms of customers/end user's license / service agreement between Partner and customer/end user.

2.5     Joint Invention. The Parties agree that if any intellectual property is jointly created during the Term of this Agreement (a "Joint Invention"), the Party whose background intellectual property is most closely associated with the new intellectual property will own that new jointly created intellectual property and the other Party will receive a nonexclusive, worldwide, perpetual, irrevocable and paid-up license to such Joint Invention

3. Additional Obligations of Partner.
3.1     Deliverable Obligations. Partner shall at Partner's expense deliver to Lenovo immediately upon execution of this Agreement:
1.     Software in the format reasonably requested by Lenovo and related files that are required by Lenovo for test purposes;
2.     a completed set of document(s) certifying originality of the Software in compliance with Lenovo's requirements, including but not limited to Certificate of Originality as required by Lenovo;

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3.     Updates to the Software;
4.     a complete list of all commercially available software required for the development, maintenance or implementation of any software Deliverable, including updates to the list.
If any item is not readily available for delivery at the time of execution of this Agreement, it shall be delivered to Lenovo by Partner as soon as the item becomes available;
3.2     Support Obligations. At a minimum, Partner shall provide at Partner's expense, the same support options for the Software to End Users as it makes generally available to all end users.  Partner shall maintain an adequate number of qualified Personnel to provide customer support to End Users for the Software in a timely and knowledgeable fashion.  Partner's support obligations with respect to Lenovo and End Users shall be more fully defined in Exhibit C.  Except as expressly provided herein, Lenovo will have full control at its own discretion for providing all support and maintenance and repairs to End Users with respect to the Lenovo Products.

3.3     Software and Data Security Requirements.  As a prerequisite to distributing the Software and handling Personal Data, Lenovo requires that Partner complete and submit security questionnaires ("Questionnaires") which Lenovo will make available to Partner.  Partner agrees to complete and submit the Questionnaires to Lenovo and to update the Questionnaires when Software Updates are made available or IT changes happen. Lenovo may require security tests to be performed on the Software as a prerequisite to distributing the Software.  If security testing is required of Software, it will be Partner's responsibility to have such security testing performed by a Lenovo-approved test provider, fund the security testing, and provide the test results to Lenovo.
3.4     Notice Obligations.  Partner shall provide End Users an End User Agreement that encloses all necessary information, rights and obligations of Partner and End Users to use the Software and Services. Partner shall explicitly notify End Users in the End User Agreement that Software and Services are provided by Partner as an independent entity, and shall not cause Lenovo to bear obligations beyond this Agreement. The whole content of an End User Agreement shall be provided to End Users in a legible and understandable fashion (as the local language in a Lenovo Product) and shall seek End Users' consent prior to use of Software by End Users. Upon Lenovo's request, Partner shall provide Lenovo with evidence of the footprint / acknowledgement of the End-User on the terms and conditions of End User Agreement in case of any dispute between Lenovo and the End-User.
3.5     Assistance.  As requested by Lenovo and at Lenovo's expenses, Partner shall render all reasonable assistance, including but not limited to executing required documentation and taking required actions, in connection with any regulatory approval requirements necessary for distribution of the Lenovo Products with pre-loaded Software in any part of the Territory, as Lenovo may require or request during or after the Term of this Agreement.

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4. Test and Acceptance.
4.1     Testing.  Upon delivery of Deliverables (which includes Software), Lenovo shall, as soon as practicable, inspect, test and evaluate such Software to determine whether the Software satisfies the acceptance criteria in accordance with Lenovo procedures.
4.2     If the Software does not satisfy the acceptance criteria, Lenovo shall give Partner written notice stating why the Software is unacceptable. Partner shall promptly upon receipt of such notice work to correct the deficiencies. Upon the corrected Software being delivered to Lenovo, Lenovo shall then inspect, test and reevaluate the Software.  If the Software still does not satisfy the acceptance criteria, Lenovo shall at its own discretion have the option of either: (1) asking Partner to repeat the procedure set forth above until the acceptance criteria is met, or (2)  If Lenovo does not give written notice to Partner in thirty (30) days from Partner's written notice requesting confirmation on acceptance after the first time of correcting the deficiencies, it shall be deemed that Lenovo has accepted the Software upon thirty (30) days from receipt of the Partner's aforesaid written notice requesting confirmation on acceptance.  Lenovo may continue to inspect the Software on an ongoing basis to ensure that the Software continues to comply with Lenovo's acceptance criteria.
5. Marketing Activities.
5.1     Co-Marketing.  The Parties agree to jointly develop marketing and sales strategies with respect to the marketing of the Bundled Systems in the Territory.   Partner will participate in mutually agreed upon and approved Bundled Systems launch-related events and announcements, such approvals of product launch related events and announcements will not be reasonability withheld.
5.2     Either Party may request permission from the other Party to identify the other as a "partner" (subject to Section 13.6) and include the other Party's logo and screenshots in marketing materials and/or in a section of its web site, such permission may be granted or withheld, in the other Party's sole discretion, in each instance. Except for disclosures mutually approved, neither Party will disclose to any third party the existence of the relationship between the Parties, either implied or otherwise, nor will either Party publicly disclose any aspect or information in connection with such relationship or Agreement, without the prior written approval of the other Party.
6. Fees, Payment and Reporting
6.1     Payment. All Partner Reports, Lenovo Reports and payment terms shall be in accordance with Exhibit B. A calendar month shall be a reporting and a settlement period hereunder ("Reporting Period"). Unless otherwise agreed by both Parties in writing in Exhibit B, all payments shall be due and payable within thirty (30) days after the last day of each calendar month, for the corresponding Reporting Period.

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Parties shall be deemed to have fulfilled its payment obligations on the day when the amount of the payment for the Reporting Period has been received onto the correspondent account that is specified in Exhibit B. Bank transfer fees shall be borne by the receiving Party.
6.2     Late Payment Charges. Parties agrees to pay the penalty on outstanding amounts not received in accordance with payment terms prescribed hereby at a daily compounded rate of 0.1% (or maximum rate allowed under applicable laws in the case the maximum legitimate rate is lower than 0.1% per day as proven by Partner) on overdue amounts outstanding from the due date of payment.
6.3     Taxes. Each Party shall be liable for taxes to the extent they fall due to that party under the applicable law.
7. Representations and Warranties.
7.1     Mutual Warranties.  Each Party hereby represents and warrants that: (a) it has full corporate power and authority to enter into and perform this Agreement, and no contract, agreement, promise, undertaking or other fact or circumstance will prevent the full execution and performance of this Agreement by it; and (b) it is duly organized and in good standing in the country or state of its formation.
7.2     Warranty of Title.  Partner represents and warrants that: (a) it has and shall maintain full authority to license the Software to Lenovo hereunder; and (b) the Software does not and will not infringe upon and is free from any claim by any third party of infringement of any proprietary right of any third party.
7.3     Performance Warranty.  Partner represents and warrants that the Software, as delivered, will be free from material defects.  In the event Lenovo discovers that the Software fails to conform with the foregoing warranty, Lenovo shall promptly notify Partner and provide Partner with all available information in written or electronic form so that Partner can verify such non-conformance.  Lenovo's sole remedy and Partner's sole obligation with respect to a breach of this Section 7.3 shall be to undertake reasonable commercial efforts to repair or replace the Software in order to correct such non-conformance.
7.4     Third Party Software.  Partner has disclosed to Lenovo in writing the existence of any third party code, including without limitation open source code, that is included in or is provided in connection with the Software and that Partner and the Partner Materials are in compliance with all licensing agreements applicable to such third party code.
7.5     Harmful Code and Electronic Self-Help.  Partner represents and warrants that the Software does not contain Harmful Code, and Partner and the Software will not engage in Electronic Self-Help.
7.6     Partner represents and warrants that Partner Materials do not contain or promote any (i) sexually explicit adult entertainment or product, (ii) viruses, worms, Trojans, error files, password cracking programs, malware or any program that might compromise security or privacy for the End Users (iii) firearms or tobacco product, (iv) federally regulated drug or narcotic, (v) religious faith or service, (vi) service or product that does not comply with applicable laws, rules, or regulations, (vii) racial, heinous or defamatory content or (viii) any other item that Lenovo reasonably believes might damage Lenovo's brand or reputation.

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7.7     Partner will comply with all applicable data privacy and security laws including the privacy and security provisions of the U.S.  Health Insurance Portability and Accountability Act (HIPAA) and Health Information Technology for Economic and Clinical Health Act (HITECH).Partner will protect Personal Data and will not use, disclose, or transfer Personal Data across borders  except as necessary to perform under this Agreement and pursuant to the terms of a separate confidentiality agreement signed by the Parties.  Partner will protect the privacy and legal rights of End Users. If the End Users provide Partner with, or Partner Materials access or use, user names, passwords, or other login information or personal information, Partner must make the End Users aware that the information will be available to Partner Materials, and Partner must provide legally adequate privacy notice and protection for those End Users. Further, Partner Materials may only use that information for the limited purposes for which the End User has given Partner permission.
7.8     Partner understands and will comply fully with all applicable laws, regulations, government orders, and the like;
7.9     Partner warrants that its marketing materials describing Software and services are true, and Lenovo, Lenovo Affiliates, and their customers may rely on such claims in creating their own marketing materials for the Bundled Systems;
7.10    Partner warrants that it shall comply with Section 255, 716, 717 and 718 of the Communications Act, 47 USC § 255, 617 – 619 (2011), and their implementing regulations, 47 C.F.R (collectively, the "Accessibility Standards")  to develop, manufacture and provide products, including future versions of the product. Partner shall have in place operating procedures to ensure compliance with record creation and retention requirements of section 717 of the Communications Act. If Lenovo receives a complaint pertaining to the accessibility or usability of a product or service covered by this Agreement, Lenovo shall forward the complaint to Partner and Partner shall within 7 calendar days provide Lenovo with all requested documents and information pertaining to its accessibility and usability. In the event of breach of Partner's warranty under this section, Partner shall indemnify Lenovo for all costs, penalties, fines related to Partner's failure to comply with the Accessibility Standards. Terms of this section shall survive the termination or expiration of this Agreement;
7.11    Partner warrants that in its agreements with customers as well as its website offering the software as a service, personal and financial information shared and all business is between Partner and customer and not Lenovo and that Lenovo has no liability related to claims arising from these areas.
7.12    Disclaimer.  EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, PARTNER HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SOFTWARE. PARTNER SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND NON-INFRINGEMENT, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.  EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, PARTNER DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS THAT THE SOFTWARE WILL BE ERROR-FREE OR FREE FROM BUGS OR THAT ITS USE WILL BE UNINTERRUPTED, OR REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE, OR REGARDING THE ACCURACY OR RELIABILITY OF THE SOFTWARE.

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8. Exchange of Confidential Information.  The Parties will not publicize the terms of this Agreement, or the relationship, without prior written consent of the other Party except as may be required by law, provided the Party publicizing obtains any confidentiality treatment available.  Partner will use information regarding this Agreement only in the performance of this Agreement.  Partner will obtain agreement from its employees and entities allowing Lenovo to receive and use information Partner may provide Lenovo about those employees and entities if that information is governed by privacy laws or other non-disclosure agreements.  Other than the foregoing, all information exchanged in connection with this Agreement is non-confidential unless exchanged pursuant to the terms of Confidentiality Agreement [# L505-0079-03] as executed by the Parties.
9. Indemnification.
9.1     Proprietary Rights Indemnity.
A.     Partner shall defend, indemnify and hold Lenovo and Lenovo Affiliates, along with the directors, employees, customers, distributors, and service providers of Lenovo and any Lenovo Affiliate ("Indemnitees") harmless from and against any claims and liabilities arising out of any actual or alleged infringement of any intellectual property right, solely related to the Software. Partner shall pay all damages and costs associated with such a claim, including, but not limited to, attorney fees, damage awards, settlement payments, costs of defense, fines, and the cost of Lenovo's and Lenovo's Affiliates' internal resources in handling such matters.

  Additionally, in the event of such a claim of infringement, Partner shall, at its expense: (i) modify the Software to be non-infringing with equivalent or better functionality; or (ii) obtain for Lenovo a license to continue using the Software,
B.     Notwithstanding the foregoing, Partner shall have no obligation to indemnify the Indemnitees to the extent any such claim arises as the result of : (a) modification of the Software that is not performed or authorized by Partner and that was not necessary or recommended for the intended use or installation of the Software and where such claim would not have arisen in the absence of such modification; (b) the combination or use of the Software, or any portion thereof, by Lenovo with other products, processes or materials not supplied by Partner outside of the inclusion in Bundle System if the infringement claim would have been avoided in the absence of the combination;

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9.2     General Indemnity.  Partner hereto will indemnify and hold harmless Indemnitees from and against any and all losses, claims, damages, liabilities and expenses solely related to the Software or Partners performance under this Agreement (including, without limitation, legal fees and expenses) (collectively, "Losses" and individually, a "Loss")  to the extent such Losses arise from any third party claims related to (i) breach of any of Partner's representations or warranties, or of any other term of this Agreement, (ii) personal injury, death or property damage, (iii) unlawful, unfair, or deceptive trade practices attributable to Partner or its contractors, and (iv) other acts or omissions by Partner or its contractors not otherwise covered by this section.
Lenovo will indemnify and hold harmless Partner and any and all Partner Affiliates (the "Partner Indemnitees") from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) (collectively, "Losses" and individually, a "Loss") to the extent such Losses arise from any third party claims related to  (i) Lenovo Products and (ii) personal injury, death or property damage.
Limitation on Liability.
TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT FOR PARTNER'S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, LOST CLIENTS OR BUSINESS INTERRUPTION) ARISING OUT OF ANY PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OR NOT OF THE POSSIBILITY OF SUCH DAMAGES.  LENOVO SHALL NOT BE LIABLE FOR GREATER THAN THE AMOUNT PAID UNDER THE AGREEMENT.
10. Term and Termination.
10.1     Term.  The Term of this Agreement commences on the Effective Date and shall continue for thirty six (36) months from the Effective Date.   This Agreement will renew for an additional term of one (1) year upon the first anniversary of the Effective Date and each anniversary thereafter, unless either Party notifies the other Party in writing of its intent not to renew at least sixty (60) days prior to the end of the Term.
10.2     Termination for Material Breach.  Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party, if the other Party breaches a material provision of this Agreement unless the breach is cured within such thirty (30) day period, or, if the breach cannot be so cured, diligent efforts to effect such cure are commenced during that period.

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10.3     Wind Down Period.  Any termination date shall be extended for one hundred and twenty (120) days in order to allow distribution of Lenovo Products with the Software or Partner Licensed Marks or Deliverables. The provisions of this Agreement shall apply to any matter that is first raised after the end of the Term but that pertains to actions during the Term, subject to applicable statutes of limitation.  For example, Partner's payment obligations to Lenovo shall apply to all transactions during the Term including the 120 day extension referenced above, even if the accounting occurs after the end of the Term.
10.4     Termination for Other Events.  Either Party may immediately terminate this Agreement upon written notice: (a) if a receiver is appointed for the other Party or its property; (b) if the other Party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; (c) if Lenovo reasonably rejects or fails to pass Partner's (1) Software Security or Data Protection Questionnaires or IT Security regime and after attempts to remedy Partner cannot resolve to satisfaction of Lenovo or (d) if any proceedings (whether voluntary or involuntary) are commenced against the other Party under any bankruptcy, insolvency or debtor's relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof.
11. Miscellaneous Provisions.
11.1     Prohibition Against Assignment.   Except for Lenovo assignment to an Affiliate, a Party may not assign, assume, transfer or, except as permitted under Section 2 hereof, sublicense any obligations or benefit under this Agreement without the written consent of the other Party.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.
11.2     Notices and Requests.  All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by nationally recognized overnight courier service to the address of the Party set forth on the signature page of this Agreement or to such other address designated in writing by the receiving Party.  Unless otherwise provided, notice shall be effective on the date it is delivered in the case of hand delivery or two (2) business days after deposit with a nationally recognized overnight courier services, return receipt requested.
11.3     Governing Law and Dispute Resolution.  This Agreement will be governed by the laws of the State of New York. The Parties agree that any action to enforce any provision of this Agreement or arising out of or based upon this Agreement shall be brought in a state or federal court of competent jurisdiction in the State of New York. The United Nations Convention on Contracts for the International Sale of Goods does not apply.  The Parties expressly waive any right to a jury trial regarding disputes related to this Agreement.
11.4     Entire Agreement.  Upon execution by both Parties, this Agreement (including its exhibits) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals (oral or written), negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement if signed ahead of the completion of Exhibit it will not become effective until all exhibits are finalized between the Parties This Agreement shall not be modified except by a written instrument executed on behalf of Lenovo and Partner by their respective duly authorized representatives.  This Agreement may be executed by facsimile signature and in two (2) or more counterparts, all of which taken together will constitute one and the same agreement.

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11.5     Severability.    In the event that any provision of this Agreement shall for any reason be held to be void, invalid, illegal, or unenforceable in any respect, such voidance, invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement. In such event, the Parties agree that the invalid or unenforceable provision will be replaced by a mutually acceptable provision that comes closest to the original intent of the Parties.
11.6     Relationship of the Parties.  Nothing in this Agreement will be construed to constitute either Party as the agent, employee or representative of the other Party and no joint venture or partnership will be created hereby.  Neither Party will make or have the power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.
11.7     No Waiver.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.
11.8     Force Majeure.  Neither Party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money and confidentiality obligations under Section 8 above) to the extent such failure is caused by acts of God, war, revolutions, lack or failure of transportation facilities, failure of telecommunications partners, fire, laws or governmental regulations, actions by governmental authorities or other causes which are beyond the reasonable control of such Party.
11.9     Section Headings.  The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.
11.10   Survival.  The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled:  "Grant of Usage Rights," "Trademark License," "Fees, Payment and Reporting", "Lenovo's Audit Rights" "Representations and Warranties", "Indemnification", "Limitation of Liability", "Record Keeping and Audit Rights", "Governing Law and Dispute Resolution,", "Exchange of Confidential Information", and "Miscellaneous Provisions".
11.11   Exhibits and Attachments.  The following Exhibits and Attachments are incorporated into this Agreement by the first reference to each:

A.	Exhibit A, Partner Responsibilities and Deliverables
B.	Exhibit B, Payment and Reporting
C.	Exhibit C, Support Service Requirements
D.	Exhibit D, Partner Brand Usage Guidelines
E.	Attachment 1, Lenovo Monetization Report Template

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The Parties agree that if anything related to the Exhibits changes during the implementation phase that the parties will amend the Agreement with updated Exhibits.

12.0    Parental Guarantee.  Orangehook guarantees the prompt and satisfactory performance of obligations and responsibilities under the Agreement related to all financial obligations of LifeMed including but not limited to payment of damages, indemnification or payment of revenue sharing, ("Financial Obligations) by Partner in accordance with all the terms and conditions of the Agreement. If a defaults in performance of its Financial Obligations, OrangeHook shall pay to Lenovo or Lenovo's Affiliate(s) all damages, costs and expenses that Lenovo or Lenovo Affiliate(s) are entitled to recover from Partner by reason of such default. This guaranty shall continue in force until all obligations of Partner under the Agreement have been completely discharged. Orangehook shall not be discharged from liability under this guaranty as long as any claim by Lenovo or Lenovo Affiliate against Partner remains outstanding.

----Signature Page Follows----

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed on their behalf as of the date first written above.

LIFEMED ID	LENOVO PC HK LIMITED

By: /s/ David Batchelor	By: /s/ James Stevens
David Batchelor, CEO	Name: James Stevens
Date: 3/10/2016	Title: Director Procurement

ORANGEHOOK, INC. By: /s/ James L. Mandel James L. Mandel, CEO Date: 3/10/2016	Date: 3/15/2016
Address for notices
Fredrikson & Byron, P.A.
200 South Sixth Street
40th Floor
Minneapolis, MN 55402-1425
Attn: Steven Tight, Esq.
stight@fredlaw.com
With email copy to:
LifeMed ID, Inc
6349 Auburn Blvd
Citrus Heights, CA 95621 USA
Attn: David Batchelor, CEO
davidb@lifemedid.com

Address for notices
Lenovo
1009 Think Place
Morrisville, NC27560, USA
Attn:  Legal Department
With Copy To:
Lenovo
1009 Think Place
Morrisville, NC 27560, USA
Attn:  James Stevens
919-294-2567
jimste@lenovo.com

Solely with respect for the Parental Guarantee in section 12 Parental Guarantee.

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EXHIBIT A
PARTNER RESPONSIBILITIES AND DELIVERABLES
1.	Software. The following components are included in LifeMed's patient identification system Software.
•	LifeMed Desktop Application, SecureReg v4.0 or greater
•	LifeMed Client Authentication Server
•	LifeMed Cloud Services Application
•	Interoperability with 3rd party services to assist in identity validation (i.e. Facial and Photo, Data Analytics, Different Law Enforcement Agencies, 3rd Party Data Validators)
•	Interoperability with identified Zebra wristband printers
•	Interoperability with POS application and services

2.
Services.   LifeMed patient identification system, currently known as SecureReg ID, to be utilized initially in the healthcare market with the intent of addressing Point of Sale (POS) market at a later date. Offering will be branded "Lenovo Health - Authoritative Identity Management (AIMe) - Powered by LifeMed ID" ("Service").

3.	Deal Specifics.
i.
Lenovo and LifeMed Bundle - Lenovo and LifeMed to bundle LifeMed's patient identification system software - (the "System") only on Lenovo 10 inch Tablet,  Windows Yoga Laptop or Tiny in one (or other hardware in the future, as mutually agreed by the parties) along with other compatible hardware (not offered by Lenovo) to create an offering Bundled Systems and associated LifeMed Service aimed at sales to healthcare facilities in the Territory commencing 90 days from the execution of the agreement and acceptance of deliverables.  The Bundle System and associated LifeMed Service is intended to address opportunities in healthcare and known to have applications in other verticals

ii.
Pricing – LifeMed, Lenovo, and Zebra will all independently establish pricing. The client pays for nothing up front for the hardware, they get that as a lease; however client pays a monthly subscription for the overall Service and Bundled System (the bundle).

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iii.	The cost of the Service has a monthly minimum; this will be inclusive of (LMID software coupled with hardware and services cost)
iv.	Sales – All parties proposes to use commercially reasonable efforts to drive sales or leases of the Bundle to their clients and mutual channels...
v.	Integration - LifeMed will have primary responsibility for integrating the LifeMed software with the approved applicable Lenovo hardware, along with other hardware vendors,
vi.
Lenovo & LifeMed and any 3rd party selling the Bundle will make it clear on their website, in all marketing materials and in the transaction documents for the Service with customers that the Service is "powered by" LifeMed and the customer will be engaging with LifeMed directly. Such information will also make it clear to customer that all liability related to the Service is between LifeMed and Customer and Lenovo will have no liability related to the Service.

vii.	Lenovo Financial Services will lease Bundled Systems to clients and manage all billing and distribution of revenue sharing.
viii.	Synnix will act as primary bundler and distribution for the Bundled Systems
ix.	Lenovo or Lenovo subcontractor will be responsible for installation and will charge separately for that service.
x.
LifeMed will be responsible for all patient data and information including the protection of such data and Lenovo will have no role and should not have any access to customer or patient sensitive data.

xi.
All parties including but not limited to Lenovo, LifeMed and Zebra will work together on sales contracts /documentation and licenses that reflect the lease terms and that Service is provided by LifeMed

4.	Lenovo or its subcontractors will perform the following roles and responsibilities:
A.	Billing related to Lenovo sales
i.	Take in billing feed from LifeMed (format of data TBD) to then send bill client
ii.	Collect outstanding balance from clients
iii.	Report monthly billing and collection activity
iv.	Distribute collection to noted parties (see paragraph 6 below)
v.	Ability to bill / collect via approved white-label

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B.	Distribution
i.	Ability to acquire identified components that make up the LifeMed Bundle
ii.	Establish unique part# for different aspects of the bundle (ie. Clients may already have component(s) that meet bundle specification)
iii.	Ability to pick and ship bundles to client at the direction of LifeMed/Lenovo
C.	Tier 1 and Tier 2 help desk
i.	Take initial call from client to triage client escalation – manage client delight; single point of contact to manage client issues
ii.	Triage call tags to appropriate internal or external organization
iii.	Manage device warranty calls and replacement (when necessary)
iv.	NOC hours of operation TBD
D.	Implementation Services
i.	Unbox and setup equipment on client premises
ii.	Integrate each device with client enterprise and the LifeMed cloud service
iii.	Test overall solution
iv.	Validate go-live readiness
v.	Transition to help desk (paragraph 1.C above) after go-live
E.	Sales
i.	Assist across all LifeMed channel partners in approved Territory to maximize client engagement and deal closure.
ii.	Direct Sell the overall SecureReg solution set inclusive of "the bundle".
F.	Marketing
i.	Create and distribution marketing collateral based on approved messaging framework for Lenovo Channel with Lifemed ID responsible for their channel marketing.
ii.	Collaborate with LifeMed ID on conference show participation.
G.	Client Adoption Success and Support Program
i.
Work with LifeMed to develop a world class post sale client adoption success and support program,  Demonstrate, educate and train on efficiencies using workflow automation and reporting capabilities using RPM to increase ROI.

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H.	Lenovo recognizes it is necessary for LifeMed to scale its infrastructure to support the anticipated transaction volume. In support of this effort
i.
Development Expenses – Lenovo will provide $900k at signing of Definitive Agreement for development of application, configuration of embedded solution on Lenovo tablet, enterprise and other hardware. Payment to be forwarded to LifeMed at signing of the Definitive Agreement.

ii.
 The Development Expense will be associated with  work, timelines and Deliverables which further defines development efforts and will be detailed below section 5.  Once all Deliverables  are validated, Lenovo will move toward promoting the solution to the market.

iii.
Recoupment of Development Expense – If Lenovo terminates the Agreement for material breach within 90 days under section 10.2, or other reasons under 10.4 Partner will reimbursethe portion of  Development Expenses not yet used for the program by LifeMed  up until the date of termination. For clarity the parties agree that material breach of the Agreement will include but not be limited to failure of LifeMed to scale the Service to where it is commercially viable in a timely manner as determined in Lenovo's sole discretion. Breach of LifeMed of the exclusivity provision of the Agreement at anytime during the term of the Agreement will trigger Lenovo's recoupment powers.

5.  LifeMed will perform the following roles and responsibilities:

A.
Demonstrate establishment of internal policies and procedures compliant to 45 CFR 164.504(e) which positions LifeMed ID/OH to claim compliance to HIPAA regulation and ability to sign a Business Associates Agreement.

a.	Deliverable: a Document reflecting the stated internal policies and procedures
b.	Timeline: 30 days post signing of DA and prior to any initial deployment
c.	Lenovo Involvement: Validate receipt of deliverable
B.	Establish specific Representations and Warranties which establish compliance which protects the PHI data with the LifeMed service offering.
Note: This may have already been addressed due to concerns raised by Robert
a.	Deliverable: A combination of "A" above and additional language that was added to the DA
b.	Timeline: Same as "A" above
c.	Lenovo Involvement: Validate receipt of deliverable

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C.	LifeMed will provide an EHNAC Accredited Registration Authority (ARA) (with cross certification with the Federal Bridge) as part of the solution offering.
a.	Deliverable: Present either EHNAC ARA credential certificate or an agreement with a ARA which must have their credentials posted on https://www.ehnac.org/accredited-organizations/
b.	Timeline: 30 days post signing of DA and prior to any initial deployment
c.	Lenovo Involvement: Validate receipt of deliverable
d.	Both Parties understand that this activity is dependent on the cooperation of a 3rd party vendor which may not be able to meet the specified timeline.
D.	LifeMed will enhance the NAHAM training program with that of the ARA criteria
a.	Deliverable: present training material in presented and electronic format.
b.	Timeline: 30 days post signing of DA and prior to any initial deployment
c.	Lenovo Involvement: Approve
d.	Both Parties understand that this activity is dependent on the cooperation of a 3rd party vendor which may not be able to meet the specified timeline.
E.	LifeMed will establish a token replacement feature within the mobile app coupled with a supporting workflow.
a.	Deliverable: demonstrate functionality and identify the production release candidate the functionality will be a part of
b.	Timeline: 90 days post signing of DA
c.	Lenovo Involvement: Approve
F.
LifeMed will ensure bi-directional HL7 interfaces (or other related interfaces necessary for functional integration) are available to be  either certified and/or approved by ISV/Health IT vendor associated with platform used by client; and to maintain functionality for as long as the client subscribes to the services..

a.	Deliverable: Demonstrate prior to deployment of each unique ISV; there is no limitations on the number of supported ISV/Health IT vendors
b.	Timeline: 45 days prior to go live of deployment or to support any demonstration of requested functionality during sales process.
c.	Lenovo Involvement: Validating
G.	LifeMed will work with Lenovo to validated and roll-out necessary end-to-end workflows required to rollout and support the bundle.
a.	Deliverable: Demonstrate prior to deployment of each unique ISV; there is no limitations on the number of supported ISV/Health IT vendors
b.	Timeline: prior to initial roll-out; to be tweaked as experience grows.
c.	Lenovo Involvement: Mutual Collaborator / approver
H.	Provide Tier III support and software warranty services.
a.
Deliverable: present as part of "G"; coupled with identification on Manager name and contact information; integrate Tier II support and software warranty services into escalation process and Service Level agreement construct

b.	Timeline: prior to initial roll-out
c.	Lenovo Involvement: Validate

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I.
Deliver the Service to Customers in a professional manner and to protect all Personal Data it receives.  This shall include responding to issues in a timely manner with persons of adequate training and skill.

a.	Deliverable: a task that is managed on a client by client basis – the key is the ability to escalate; Lenovo leadership must have access to OH/LMID executive team to discuss such matters
b.	Timeline: daily
c.	Lenovo Involvement: Mutual Collaborator
J.
LifeMed will make sure that in agreements with third parties that will be selling this LifeMed Service and Bundle System that LifeMed include terms commensurate with this Agreement including all terms ensuring that the Service is sold as "powered by LifeMed". LifeMed is liable for any and all claims and damages arising from its resellers, distributors and partners including but not limited to those arising from not marketing the Service as "Powered by LifeMed".

a.	Deliverables: Providing copies of each reseller agreement
b.	Timeline: within 7 business days of Signing each reseller agreement
c.	Lenovo Involvement: Validate Receipt
K.	LifeMed will complete, and return security and data protection questionnaires and fully comply and participate in Lenovo's validation program for these two areas.
a.	Deliverables: receipt of completed questionnaire
b.	Timeline: 7 days post receiving questionnaire
c.	Lenovo Involvement: provide latest copy of questionnaire; provide final approval of submitted material

6.    Partner Licensed Marks. (see Exhibit D)

7.    Territory.  North America (USA and Canada)

8.    Software Language Support.

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EXHIBIT B
PAYMENT AND REPORTING
1.	Development Expense

Development Expenses – Lenovo will provide $900,000 at signing of Agreement for development of application, configuration of embedded solution on Lenovo tablet, enterprise and other hardware.
2.     Revenue Share.
A.
Partner or Lenovo Financial Services agrees to pay revenue share of gross revenue on all LifeMed Service monthly fees and usage, including all upgrades and upsells to Lenovo based on the following schedule:  [***]

B.
Report. Within 15 days following the last day of each calendar month,  responsible party shall provide a Report, in Excel format provided in Attachment 1 of this Agreement, stating (i) the number of activation/registration/subscription/purchases by End Users, (ii) the purchase amount received by collecting party for initial and repeat purchases , (iii) the revenue share information , (iv) the type of Product or software, (vi) amount of retained revenue for reporting period and YTD value and (vii) the calculation of the total payment due. Monthly reports shall be sent to monetization@lifemedid.com or monetization@lenovo.com, tlakin@lenovo.com and pgfinance@lenovo.com depending on allocated Party.

C.
Payment.  Owing Party shall pay the amounts owed designated account within forty-five (45) days after the last day of each calendar month in which the purchase occurred without the requirement of an invoice allocated Party.

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3. Designated Account.

a.	Lenovo. All payments to Lenovo shall be in immediately available US dollars ($) and shall be sent, via wire transfer to the address set forth below.
[***]

b.	LifeMed ID, Inc. All payments to LifeMed ID, Inc. shall be in immediately available US dollars ($) and shall be sent, via wire transfer to the address set forth below.
[***]

4.  Audit Rights.  On not less than thirty (30) days prior notice and only once during any twelve month period, either Party may retain an independent certified public accountant to audit the relevant records during regular business hours at  offices, and make copies and extract thereof, solely to verify the amounts due and payable under this Agreement. The auditor may examine relevant records pertaining to any time period within the Term, provided that any particular relevant records may only be audited once. Auditing Party shall pay the expenses of any such audit, unless such audit reveals that the amounts paid are less than 95% of amounts that should have paid for the audited period; in the event of any such shortfall, the owing Party shall promptly pay the shortfall, including interest, as well as the reasonable costs of such audit. Both Parties right to audit the relevant records shall continue for a period of twenty-four months following the last date on which Lenovo is entitled to payment.

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EXHIBIT C

SUPPORT SERVICE REQUIREMENTS

1.
Partner will (i) take primary responsibility for resolving any and all issues related to Software's failure to perform in accordance with Partner's stated functionality as reported by Lenovo; and (ii) lead/help any internal/external vendor for the investigation and fix.

2.	End User Support. Partner shall provide support to End Users as described here within and the attachment II.

Partner will be responsible for support issues pertaining to the Software.  If an End User contacts Lenovo regarding an issue related to the Software, Lenovo will instruct the End User to contact Partner by the following as described here within and the attachment II.

3.
Support to Lenovo.  In addition to the support provided under Section 4.2 of this Agreement, Partner shall provide prompt communication and assistance to Lenovo in the event a problem is related to the Software operating with a Lenovo Product, provide a knowledgeable contact for technical support, and cooperate with Lenovo to resolve all End User issues.   Lenovo will report problems found by Lenovo or End Users to the Partner and will assign a severity code to each problem. Partner will meet the following rules for each priority code.

Standard Support First Response Time(for Tier 3)
Severity	Definition	Response	Updates	Resolution
Severity1	Application outage, down, severe business impact	Within 1 hour (7/24)	Every 2 hours via email	Within 8 hours (7/24)
Severity 2	Functionality Impacted (cannot access, unrecoverable data corruption, unrecoverable loss of form submission	Within 4 hours (5/12)	Every 8 hours via email	Use commercially reasonable continuous efforts to provide a computer-based interim resolution
Severity 3	Application Impacted, extreme slowness, functionality working intermittently	8 hours	If no response, begin escalation
Severity 4	Application Impaired - working but functionality and/or performance is impaired	Within 24 hours	If no response, begin escalation
Severity 5	General Questions and Product Information	Within 48 hours	If no response, begin escalation

4.
Training.  At Lenovo's request, Partner shall conduct Software training of Lenovo customer support personnel no later than two (2) weeks prior to Lenovo's first scheduled launch of a Lenovo Product with the Software.  Lenovo and Partner shall coordinate the training event and schedule. Such training may be conducted in person or via electronic means (ex. Web conference calls, video conference).

5.
Partner will continue to provide support as designated in this Exhibit C for the longer of: (a) three years from the termination of the Agreement or (b) as long as the Software is warranted to the End User.

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EXHIBIT D
PARTNER BRAND USAGE GUIDELINES

1.	Partner Licensed Marks

i.	Ownership of the Marks

All trademarks, service marks, trade names, logos or other words or symbols identifying the LifeMed Products or LifeMed (collectively the "Marks") and all goodwill associated with the Marks are and shall remain the exclusive property of LifeMed, whether or not specifically recognized, registered or perfected under the laws of the United States or any other nation.

ii.	Use of the Marks

Lenovo shall use the Marks to Market the LifeMed Products on the terms and subject to the conditions set forth in this Agreement. Lenovo & LifeMed and any 3rd party selling the Bundle will make it clear on their website, in all marketing materials and in the transaction documents for the Service with customers that the Service is "powered by" LifeMed ID and the customer will be engaging with LifeMed directly. All advertisement and promotional materials shall (i) clearly identify LifeMed as the owners of the Marks; (ii) conform to LifeMed's then current trademark or logo guidelines; and (iii) otherwise comply with any local notice or marketing requirement contemplated under applicable laws. Before publishing or disseminating any advertisement or promotional materials bearing a Mark, other than those materials provided to Lenovo by LifeMed, Lenovo shall deliver a sample of the advertisement or promotional materials to LifeMed for prior approval. If LifeMed notifies Lenovo that the use of the Marks is inappropriate, Lenovo will not publish or otherwise disseminate the advertisement or promotional materials until they have been modified to LifeMed's satisfaction. All rights to use the Marks shall immediately terminate upon termination of this Agreement for any reason. If in its reasonable judgment LifeMed determines that Lenovo's use of the Marks dilutes or diminishes the Mark or the goodwill, quality or services associated with any of the Marks, then LifeMed will give notice to Lenovo of such issues, and if the issues are not resolved within five (5) business days of Lenovo's receipt of such notice, then LifeMed shall have the right to terminate the license granted in this Agreement upon notice to Lenovo.

iii.	Copyright and Proprietary Notices

Lenovo agrees to maintain and respect the copyrights of LifeMed in the LifeMed Products and LifeMed Documentation. Lenovo shall not remove, obscure or deface any copyright, trademark or similar mark or notice on any LifeMed Products, LifeMed Documentation, manual, promotional material, or the like.

2.	Product Names: AIMe™ (Authoritative Identity Management Exchange); SecureReg™

3.	Logos:

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ATTACHMENT I
LENOVO MONETIZATION REPORT

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